                                             EXHIBIT B.1














                          AEDR FUELS LLC


                       OPERATING AGREEMENT







                  Effective December __, 1997

                          AEDR FUELS LLC

                       OPERATING AGREEMENT

ARTICLE I - DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . .  1

ARTICLE II - FORMATION OF COMPANY. . . . . . . . . . . . . . . . . . .  6
  2.1  Formation. . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  2.2  Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
  2.3  Principal Place of Business; Principal Executive Office. . . .  6
  2.4  Registered Office and Registered Agent . . . . . . . . . . . .  6
  2.5  Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7

ARTICLE III - BUSINESS OF COMPANY. . . . . . . . . . . . . . . . . . .  7

ARTICLE IV - IDENTITY OF MEMBERS . . . . . . . . . . . . . . . . . . .  7

ARTICLE V - RIGHTS AND DUTIES OF THE MEMBERS . . . . . . . . . . . . .  8
  5.1  Management by Members. . . . . . . . . . . . . . . . . . . . .  8
  5.2  Restriction on Authority of Individual Members . . . . . . . .  9
  5.3  Amendment of Articles of Organization or of Operating
       Agreement; Dissolution, Merger, etc. . . . . . . . . . . . . . 10
  5.4  Duties of the Members. . . . . . . . . . . . . . . . . . . . . 10
  5.5  The Members Have No Exclusive Duty to Company. . . . . . . . . 10
  5.6  Indemnification of the Members, Employees and Other Agents . . 12
  5.7  Rights to Information. . . . . . . . . . . . . . . . . . . . . 14

ARTICLE VI - RIGHTS AND OBLIGATIONS OF MEMBERS . . . . . . . . . . . . 14
  6.1  Limitation of Liability. . . . . . . . . . . . . . . . . . . . 14
  6.2  List of Members. . . . . . . . . . . . . . . . . . . . . . . . 14
  6.3  Priority and Return of Capital . . . . . . . . . . . . . . . . 15
  6.4  Obligations of Initial Members . . . . . . . . . . . . . . . . 15
  6.5  Withdrawal . . . . . . . . . . . . . . . . . . . . . . . . . . 15
  6.6  Right to Reimbursement . . . . . . . . . . . . . . . . . . . . 15
  6.7  Sale of AllEnergy Products . . . . . . . . . . . . . . . . . . 15
  6.8  AllEnergy Trademarks . . . . . . . . . . . . . . . . . . . . . 15
  6.9  Dead River's Manchester District . . . . . . . . . . . . . . . 16

ARTICLE VII - MEETINGS OF MEMBERS. . . . . . . . . . . . . . . . . . . 16
  7.1  Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
  7.2  Place of Meetings. . . . . . . . . . . . . . . . . . . . . . . 16
  7.3  Notice of Meetings . . . . . . . . . . . . . . . . . . . . . . 16
  7.4  Meeting of all Members . . . . . . . . . . . . . . . . . . . . 16
  7.5  Record Date. . . . . . . . . . . . . . . . . . . . . . . . . . 16
  7.6  Quorum . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  7.7  Manner of Acting . . . . . . . . . . . . . . . . . . . . . . . 17
  7.8  Proxies. . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
  7.9  Action by Members Without a Meeting. . . . . . . . . . . . . . 17
  7.10  Waiver of Notice. . . . . . . . . . . . . . . . . . . . . . . 18
  7.11  Telephonic Meetings . . . . . . . . . . . . . . . . . . . . . 18

ARTICLE VIII - CONTRIBUTIONS TO THE COMPANY AND CAPITAL ACCOUNTS;
ANNUAL BUDGET. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
  8.1  Members' Initial Capital Contributions . . . . . . . . . . . . 18
  8.2  Additional Capital Contributions . . . . . . . . . . . . . . . 18

  8.3  Annual Budget. . . . . . . . . . . . . . . . . . . . . . . . . 19
  8.4  Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . 19
  8.5  Withdrawal or Reduction of Members' Contributions to Capital . 20

ARTICLE IX - ALLOCATIONS, INCOME TAX, DISTRIBUTIONS, ELECTIONS
AND REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
  9.1  Allocations of Profits and Losses from Operations. . . . . . . 21
  9.2  Special Allocations to Capital Accounts and Certain Other
       Income Tax Allocations . . . . . . . . . . . . . . . . . . . . 21
  9.3  Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . 23
  9.4  Distributions for Taxes. . . . . . . . . . . . . . . . . . . . . 23
  9.5  Limitation Upon Distributions. . . . . . . . . . . . . . . . . . 23
  9.6  Accounting Principles. . . . . . . . . . . . . . . . . . . . . . 23
  9.7  Interest On and Return of Capital Contributions. . . . . . . . . 23
  9.8  Returns and other Elections. . . . . . . . . . . . . . . . . . . 24
  9.9  Taxation as Partnership. . . . . . . . . . . . . . . . . . . . . 24
  9.10  Tax Representation; Elections . . . . . . . . . . . . . . . . . 24

ARTICLE X - TRANSFERABILITY. . . . . . . . . . . . . . . . . . . . . . . 24
  10.1  General . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
  10.2  Right of First Refusal. . . . . . . . . . . . . . . . . . . . . 25
  10.3  Transfers by Operation of Law . . . . . . . . . . . . . . . . . 27

ARTICLE XI - ADDITIONAL MEMBERS. . . . . . . . . . . . . . . . . . . . . 28

ARTICLE XII - DISSOLUTION AND TERMINATION. . . . . . . . . . . . . . . . 29
  12.1  Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . 29
  12.2  Effect of Filing of Dissolving Statement. . . . . . . . . . . . 30
  12.3  Winding Up, Liquidation and Distribution of Assets. . . . . . . 30
  12.4  Certificate of Cancellation . . . . . . . . . . . . . . . . . . 31
  12.5  Return of Capital Contribution - Nonrecourse. . . . . . . . . . 31
  12.6  Breach of Operating Agreement; Remedies; Survival . . . . . . . 31

ARTICLE XIII - ARBITRATION AND INJUNCTION. . . . . . . . . . . . . . . . 32

ARTICLE XIV - MISCELLANEOUS PROVISIONS . . . . . . . . . . . . . . . . . 32
  14.1  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
  14.2  Books of Account and Records. . . . . . . . . . . . . . . . . . 33
  14.3  Application of Maine Law. . . . . . . . . . . . . . . . . . . . 33
  14.4  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
  14.5  Execution of Additional Instruments . . . . . . . . . . . . . . 33
  14.6  Construction. . . . . . . . . . . . . . . . . . . . . . . . . . 33
  14.7  Headings and Pronouns . . . . . . . . . . . . . . . . . . . . . 33
  14.8  Waivers. . . . . . . . . . . . . . . .. . . . . . . . . . . . . 33
  14.9  Rights and Remedies Cumulative. . . . . . . . . . . . . . . . . 34
  14.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . . 34
  14.11  Heirs, Successors and Assigns. . . . . . . . . . . . . . . . . 34
  14.12  Creditors. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  14.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 34
  14.14  Integration. . . . . . . . . . . . . . . . . . . . . . . . . . 34
  14.15  Execution of Additional Instruments. . . . . . . . . . . . . . 34
  14.16  Publicity. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  14.17  Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . 34

                       OPERATING AGREEMENT
                               OF
                         AEDR FUELS LLC

     THIS OPERATING AGREEMENT is made and entered into as of this ____ day of December, 1997, by and among the Company and the Persons executing this Operating Agreement as Members and is to take effect on the later of (a) the date of this Operating Agreement or (b) the date on which the Company's initial Articles of Organization is filed with the Secretary of State of the State of Maine in substantial compliance with the requirements of the Act ("the "Effective Date").

                           WITNESSETH:

     In consideration of the mutual covenants contained in this Operating Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                            ARTICLE I

                           DEFINITIONS

     1.1 In addition to the terms defined elsewhere in this Operating Agreement, the following terms shall have the following respective meanings:

     (a) "Act" means the Maine Limited Liability Company Act, 31 M.R.S.A. Chap. 13, and all amendments thereto.

     (b) "Articles of Organization" means the Articles of Organization of the Company as filed with the Secretary of State as the same may be amended from time to time by the Members.

     (c) "Capital Account" means, as of any given date, the Capital Contribution to the Company by a Member as adjusted up to the date in question pursuant to Articles VIII and IX.

     (d) "Capital Contributions" means, with respect to any Member, the total amount of cash, and the Gross Asset Value, determined by Members holding a Majority Interest, of all tangible or intangible property, which such Member or its predecessor in interest has contributed to the Company in respect of such Member's Membership Interest net of liabilities secured thereby or that the Company is considered to assume or to be subject to under Section 752 of the Code.

     (e) "Capital Units" means the dollar amount of a Member's aggregate Capital Contributions to the Company, reduced by any return of Capital Contributions to the Member.

     (f)  "Code" means the Internal Revenue Code of 1986, as amended.

     (g) "Company" means the limited liability company formed pursuant to this Operating Agreement.

     (h) "Deficit Capital Account" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the taxable year, after giving effect to the following adjustments:

          (i) credit to such Capital Account any amount which such Member is obligated to restore under Section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations, as well as any addition thereto pursuant to the next to last sentence of Sections 1.704-2(g)(1) and (i)(5) of the Treasury Regulations, after taking into account thereunder any changes during such year in limited liability company minimum gain attributable to any nonrecourse debt (as determined under Section 1.704-2(d) of the Treasury Regulations) or any Member nonrecourse indebtedness minimum gain attributable to any member nonrecourse debt (as determined under Section 1.704-2(i)(3) of the Treasury Regulations); and

          (ii) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Treasury Regulations.

This definition of Deficit Capital Account is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and 1.704-2, and will be interpreted consistently with those provisions.

     (i) "Depreciation" means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

     (j) "Distributable Cash" means all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (i) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (ii) all cash expenditures incurred incident to the normal operation of the Company's business; and (iii) Reserves.

     (k) "Entity" means any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

     (l) "Fiscal Year" means the Company's fiscal year which shall be a 52/53 week year ending on the Friday closest to December 31.

     (m) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          (i) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by Members holding a Majority Interest.

          (ii) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Members holding a Majority Interest as of the following times: (a) the acquisition of an additional interest by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if Members holding a Majority Interest reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

          (iii) The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by Members holding a Majority Interest; and

          (iv) The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 8.4 and subparagraph (vii) under the definition of Net Profits and Net Losses; provided, however, that Gross Asset Values shall not be adjusted pursuant to this definition to the extent Members holding a Majority Interest determine that an adjustment pursuant to subparagraph (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv) of this definition, then such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

     (n) "Majority Interest" means that number of Capital Units of Members which taken together exceed fifty percent (50%) of the aggregate of all Capital Units.

     (o) "Member" means each of the parties who executes a counterpart of this Operating Agreement as a Member and each of the parties who may hereafter become Members, until withdrawal.

     (p) "Membership Interest" means a Member's entire interest in the Company including such Member's economic interest and such other rights and privileges that the Member may enjoy by being a Member.

     (q) "Net Profits" and "Net Losses" mean for each taxable year of the Company an amount equal to the Company's net taxable income or loss for such year as determined for federal income tax purposes (including separately stated items) in accordance with the accounting method and rules used by the Company and in accordance with Section 703 of the Code with the following adjustments:

          (i) any items of income, gain, loss and deduction allocated to Members pursuant to Section 9.2 shall not be taken into account in computing Net Profits or Net Losses for purposes of this Operating Agreement;

          (ii) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be added to such taxable income or loss;

          (iii) any expenditure of the Company described in Section 705(a)(2)(B) of the Code and not otherwise taken into account in computing Net Profits and Net Losses (pursuant to this definition) shall be subtracted from such taxable income or loss; and

          (iv) in the event the Gross Asset Value of any Company asset is adjusted pursuant to clause (ii) or (iii) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits and Net Losses;

          (v) gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

          (vi) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year; and

          (vii) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses.

     (r) "Operating Agreement" means this Operating Agreement as originally executed and as amended from time to time.

     (s) "Person" shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors, and assigns of such Person where the context so permits.

     (t) "Reserves" shall mean, with respect to any fiscal period, funds set aside or amounts allocated during such period to reserves which shall be maintained in amounts deemed sufficient by Members holding a Majority Interest, for working capital and to pay taxes, insurance, debt service or other costs or expenses incident to the ownership or operation of the Company's business.

     (u) "Secretary of State" means the Secretary of State of the State of Maine.

     (v) "Selling Member" means any Member which sells, assigns, or otherwise transfers for consideration all or any portion of its Membership Interest.

     (w) "Statement of Authority" means a statement of limited liability company authority with respect to the Company executed in accordance with
Section 626 of the Act.

     (x) "Supermajority Interest" means that number of Capital Units of Members which taken together equal or exceed sixty-six and two-thirds percent (66 2/3%) of the aggregate of all Capital Units.

     (y) "Termination of Membership", with respect to any Member, means the withdrawal of the Member from the Company for any reason other than death or, in the case of a Member which is an Entity, dissolution or other termination of its existence as a legal entity, including without limitation: (i) the voluntary withdrawal of the Member, which shall be effected by delivery of written notice to other Members at least 90 days before the effective date of such withdrawal and the consent of the other Members as required in Section
6.5 hereof, and (ii) a finding of Cause with respect to such withdrawing Member by Members holding at least 66 2/3% of the Capital Units (excluding Capital Units held by such withdrawing Member) with respect to such Member, which shall immediately result in the withdrawal of such Member. For purposes of this Section 1.1(z), "Cause" shall mean acts, actions or omissions of a Member that are adverse to the Company's interests, including, without limitation, the following:

          (i)  Bankruptcy of a Member; or

          (ii) The failure of a Member to observe or perform one or more material duties and obligations as a Member, including without limitation the breach of any provision of this Operating Agreement, and the continued failure of such Member to observe or perform the same or to cure said breach for a period of seven (7) business days from the day of his receipt of written notice from the Company specifying the aforesaid failure or breach.

     (z) "Treasury Regulations" shall include proposed, temporary and final regulations promulgated under the Code in effect as of the date of filing the Articles of Organization and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

                            ARTICLE II

                       FORMATION OF COMPANY

     2.1 Formation. The Company shall be formed at the time of the filing of the initial Articles of Organization with the Secretary of State in substantial compliance with the Act, and, until such time, no Person shall be authorized to take any action pursuant to this Operating Agreement except for the purpose of effecting such formation.

     2.2  Name. The name of the Company is AEDR Fuels LLC.

     2.3 Principal Place of Business; Principal Executive Office. The Company's principal place of business and principal executive office shall be 95 Sawyer Road, Waltham, Massachusetts. The Company may relocate its principal place of business or its principal executive office from time to time as the Members deem advisable.

     2.4 Registered Office and Registered Agent. The address of the Company's initial registered office shall be One Monument Square, Portland, Maine 04101. The name and address of the Company's initial registered agent shall be Bruce A. Coggeshall, Pierce Atwood, One Monument Square, Portland, Maine 04101. The registered office and registered agent may be changed from time to time as Members holding a Majority Interest deem advisable by filing notice of such changes with the Secretary of State in accordance with Section 607 of the Act.

     2.5 Term. The term of the Company shall be 5 years from the filing of the Articles of Organization with the Secretary of State; provided, however, that the term of the Company shall automatically be renewed for up to ten (10) successive additional 3 year periods, unless, at least 1 year prior to the end of the then-current 5 or 3 year period (as applicable), any Member or Members holding in the aggregate at least 50% of the Capital Units in the Company have given written notice to all other Members of said Member(s) desire to dissolve the Company.

                           ARTICLE III

                       BUSINESS OF COMPANY

     The Company exists solely for the purpose of engaging in the business of acquiring and operating businesses selling fuel oil, propane and other energy sources (including natural gas and electricity) and other energy related products and services on a retail basis in the states of Massachusetts, Connecticut, Rhode Island and New Hampshire (the "Target Territory"), and engaging in activities and owning assets related thereto, and may not conduct any other business without the written consent of Members owning a Majority Interest.

     The provisions of this Article III shall be applied in any interpretation of the duties of Members under Section 652 of the Act or this Operating Agreement, and the rights and duties of the Members as provided in Articles V and VI hereof. The authority granted to the Members under this Operating Agreement or the Act to bind the Company shall be limited to actions necessary or convenient to this business purpose, and shall be further limited as provided in Articles V and VI hereof, in the Articles of Organization and in any Statement of Authority.

                            ARTICLE IV

                       IDENTITY OF MEMBERS

     The names and addresses of the Members, their respective Capital Units and their initial Capital Contributions are to be set forth on a schedule maintained by the Members at the Company's principal office. The initial version of such schedule is attached hereto as Exhibit A. Such schedule shall be modified from time to time to reflect changes thereto made in accordance with this Operating Agreement and the Act and shall be made available to any Member upon request.

                            ARTICLE V

                 RIGHTS AND DUTIES OF THE MEMBERS

     5.1 (a) Management by Members. The Company and its business shall be managed by its Members. Each Member may designate by written notice to the Company and to the other Members, one or more representatives of such Member (each, a "Representative") who shall be authorized to speak on behalf of and take actions on behalf of such Member and, if such authorization is subject to any limits, conditions or qualifications, shall specify the precise nature of such limits, conditions or qualifications. A Member's designation may be changed at any time by notice to the Company and the other Members. In the absence of a designated Representative, the chief executive officer of such Member shall be such Member's Representative. The Members expressly intend that the Company will not have "managers," as that term is used in the Act or in Rev. Proc. 95-10, 1995-3 I.R.B. 20, it being understood that the Representatives do not constitute "managers," but that each Representative acts solely as the agent of the Member that appointed it. The Members shall cause the Company to hire such management personnel as they deem appropriate and by resolutions adopted by the Members, establish, subject to any limitations contained herein, the authority of such management personnel to act on behalf of the Company.

     (b) Officers; Authority. The Members may designate one or more persons to be officers of the Company and may remove any such person as an officer of the Company. Any officers so designated shall have such titles and, subject to the other provisions of this Operating Agreement, have such authority and perform such duties as the Members may delegate to them, including the power to execute documents, and shall serve at the pleasure of the Members. Unless the authority of the person designated as the officer in question is limited or expanded in the document appointing such officer or is otherwise specified by the Members, any officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Maine corporation would have to act for a Maine corporation in the absence of a specific delegation of authority; provided, however, that unless such power is specifically delegated to the officer in question either for a specific transaction or generally, no such officer shall have the power to act in a manner that is not consistent with the business plan and annual budget of the Company then in effect, or contrary to the provisions of Article V hereof. The Members, in their discretion, may by written instrument signed by such Members ratify any act previously taken by an officer acting on behalf of the Company.

     (c) Limitations on Members' Authority. Notwithstanding anything to the contrary contained in this Article V or in the Act, neither the Members nor any officer of the Company shall have authority to take any of the following actions on behalf of the Company without first obtaining the affirmative vote of Members holding a Supermajority Interest unless a lesser voting requirement is expressly set forth in this Operating Agreement.

          (i) incur any indebtedness for borrowed money on behalf of the Company in excess of $250,000 or refinance any such indebtedness of the Company in excess of $250,000;

          (ii) confess a judgment against the Company in an amount in excess of $250,000, or release, settle or compromise any claim or right in favor of the Company having a value in excess of $250,000;

          (iii) cause the Company to incur any liabilities in any single transaction or series of related transactions in excess of $250,000;

          (iv) (A) make capital expenditures in any single transaction or series of related transactions in excess of $250,000, or make any capital expenditures which are outside of the approved operating budget of the Company (as approved by the Members holding a Majority Interest) or (B) acquire all or part of the assets or securities of, or other interest in, any other Entity involving the expenditure of more than $250,000;

          (v) admit new Members to the Company;

          (vi) knowingly do any act in contravention of this Operating
     Agreement;

          (vii) knowingly do any act which would make it impossible to carry on the ordinary business of the Company, except as otherwise provided in this Operating Agreement;

          (viii) cause the Company to voluntarily take any action that would cause a bankruptcy of the Company;

          (ix) sell or otherwise transfer all or substantially all of the assets of the Company, act to dissolve the Company and wind up its affairs, or cause the Company to merge or consolidate with or into any Entity; or

          (x) cause a significant change in the nature of the Company's business.

     5.2 Restriction on Authority of Individual Members. Except to the extent provided by the Act or by any other express terms of this Operating Agreement, no Member shall have the power to act for or on behalf of, or to bind, the Company without first obtaining the written consent of a Member or Members holding a Majority Interest at the time of such consent to the proposed action. Such written consent may be specific as to a proposed action, or may be continuing until revoked by a Member or Members holding a majority of the Capital Units at the time of revocation, and such specific or continuing written consent shall be effective according to its terms.

     5.3 Amendment of Articles of Organization or of Operating Agreement; Dissolution, Merger, etc. No revision, restatement or amendment of the Certificate of Organization of the Company or of this Operating Agreement, dissolution of the Company or sale of substantially all of the Company's assets, or consummation of any merger or consolidation of the Company with or into any other entity, shall be effective unless first approved by a Member or Members holding a Supermajority Interest at the time of the proposed action; provided, however, that any provision of the Articles of Organization or of this Operating Agreement containing a requirement of the vote of a greater number of Members or percentage of Capital Units may be amended only by such vote.

     5.4  Duties of the Members.

     (a) Each Member shall exercise its powers and discharge its duties in good faith with a view to the interests of the Company and its Members with that degree of diligence, care and skill that ordinarily prudent persons would exercise under similar circumstances in like positions.

     (b) Every Member must account to the Company and hold as trustee for it any profit or benefit derived by that Person from any transaction connected with the conduct of the Company's business or winding up of the Company, or any use by such Member of the Company's property, including, but not limited to, confidential or proprietary information of the Company entrusted to the Person as a result of that Person's status as a Member, unless that Person has obtained the consent of more than one half by number of the disinterested Members.

     5.5  The Members Have No Exclusive Duty to Company.

     (a) Notwithstanding the provisions of Section 5.4 hereof, but subject to the limitations contained in Section 5.5(b), any Member may have other business interests and may engage in other activities in addition to those relating to the Company. Subject to the provisions of Section 5.5(b), neither the Company nor any Member shall have any right, by virtue of this Operating Agreement, to share or participate in such other permitted investments or activities of any Member or to the income or proceeds derived therefrom. No Member shall incur any liability to the Company or to any of the Members as a result of engaging in any such other permitted business or venture.

     (b) Subject to the provisions of Section 8.2(c), each Member shall be required to present to the Company for consideration, as soon as reasonably practical upon gaining knowledge or awareness of the same by said Member (the "Presenting Member"), any opportunity for acquisition of the assets, voting or membership interest of any fuel oil or propane company (a "Target Company") which has a material portion of its operations in the Target Territory. Said notification shall include all relevant information which the Presenting Member has regarding the Target Company and its business operations. Unless approved by the Members holding a Majority Interest, no Member shall execute any agreement which prohibits it from disclosing such information to the Company or any other Member. No Member shall enter into discussions or negotiations regarding acquisition of a Target Company on that Member's own behalf unless and until the Members holding a Majority Interest have determined that the Company shall not pursue acquisition of the Target Company. If a Member proposes that the Company acquire a Target Company it shall notify the other Members and the Members shall, within 15 days thereafter, decide whether or not to pursue such acquisition.

     (c) Pursuit of Acquisition. If the Members decide not to pursue such acquisition or fail to reach a decision to pursue the acquisition within the allotted time, and any Member ("Purchasing Member") thereafter determines to pursue such Target Company for its own account, it shall give the other Members notice of such intent, together with the anticipated price and approximate terms, and the other Members holding a majority of the Capital Units (excluding the Capital Units held by the Purchasing Member) shall have an additional period of 15 days to decide that the Company should pursue the acquisition. If the decision is made to pursue the acquisition, then only the Company and none of the individual Members shall be entitled to pursue the acquisition of that Target Company for its own account for a period of two years, unless the Company decides not to acquire the Target Company pursuant to Section 5.5(e). If the Company decides not to pursue acquisition of the Target Company, then the Purchasing Member and other Members voting in favor of pursuing such acquisition shall be entitled to pursue acquisition of the Target Company at the price and on the approximate terms set forth in the proposal to the Company, but any Member not voting in favor of pursuing the acquisition of the Target Company shall be prohibited from pursuing the acquisition of the Target Company for its own account for a period of two years without first offering the opportunity to the Company.

     (d) If the Members decide to pursue such acquisition, they shall, within 30 days thereafter, or within such longer period as the Members holding a Majority Interest may determine, decide whether to make the acquisition.

     (e) Decision to Acquire. If the Members decide not to acquire or fail to reach a decision to acquire within the allotted time, and a Purchasing Member thereafter determines to acquire such Target Company for its own account, it shall give the other Members notice of such intent, together with the anticipated price and approximate terms, and the other Members holding a majority of the Capital Units (excluding the Capital Units held by the Purchasing Member) shall have an additional period of 15 days to decide that the Company should acquire the Target Company. If the decision is made to acquire, then only the Company and none of the individual Members shall be entitled to acquire that Target Company for its own account for a period of two years. If the Company decides not to acquire the Target Company, then the Purchasing Member and other Members voting in favor of such acquisition shall be entitled to acquire the Target Company at the price and on the approximate terms set forth in the proposal to the Company, but any Member not voting in favor of acquiring the Target Company shall be prohibited from acquiring the Target Company for its own account for a period of two years without first offering the opportunity to the Company.

     (f) Notwithstanding any provision to the contrary contained herein, each Member shall be free to directly serve customers both inside and outside of the Target Territory and pursue acquisitions of fuel oil and propane companies serving customers located primarily outside of the Target Territory. Within the Target Territory, each Member agrees to not pursue commercial arrangements similar to the arrangements reflected in this Agreement, with third parties which offer products and services similar to and competitive with those offered by other Members within the Target Territory.

     5.6  Indemnification of the Members, Employees and Other Agents.

     (a) General. The Company shall in all cases indemnify any person who is or was a Member, or who as an employee or agent of a Member is or was serving as an agent or employee of the Company, and may indemnify any other person, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a Member, employee or agent of the Company, or is or was serving at the request of the Company as a member, principal, director, officer, trustee, partner, fiduciary, employee or agent of another Entity, pension or other employee benefit plan or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement to the extent actually and reasonably incurred by that person in connection with such action, suit or proceeding; provided that no indemnification may be provided for any person with respect to any matter as to which that person shall have been finally adjudicated:

          (i) Not to have acted honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the Company or its Members or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust, or its participants or beneficiaries;

          (ii) With respect to any criminal action or proceeding, to have had reasonable cause to believe that that person's conduct was unlawful; or

          (iii) To have acted without authorization under or in violation of this Operating Agreement.

The termination of any action, suit or proceeding by judgment, order or conviction adverse to that Person, or by settlement or plea of nolo contendere or its equivalent, shall not of itself create a presumption that (i) that person did not act honestly or in the reasonable belief that that person's action was in or not opposed to the best interests of the Company or its Members or, in the case of a person serving as a fiduciary of an employee benefit plan or trust, in or not opposed to the best interests of that plan or trust or its participants or beneficiaries, (ii) with respect to any criminal action or proceeding, had reasonable cause to believe that that person's conduct was unlawful, or (iii) that person acted without authorization under or in violation of this Operating Agreement.

     (b) Derivative Actions. Notwithstanding any provision of Section 5.6(a) or (d), the Company shall not indemnify any person with respect to any claim, issue or matter asserted by or in the right of the Company as to which that person is finally adjudicated to be liable to the Company unless the court in which the action, suit or proceeding was brought shall determine that, in view of all the circumstances of the case, that person is fairly and reasonably entitled to indemnity for such amounts as the court shall deem reasonable.

     (c) Advancement of Expenses. Expenses (including, without limitation, reasonable attorneys fees) incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding with respect to which indemnification exists under Section 5.6(a) of this Agreement, shall be authorized and paid by the Company in advance of the final disposition of that action, suit or proceeding, to the extent permitted by Section 654(5) of the Act and upon receipt of the undertaking and affirmation described in Section 654(5)(A) and (B) of the Act from the Person or Persons on whose behalf or for whose benefit the expenses are to be advanced.

     (d) Indemnification Rights Under Operating Agreement Not Exclusive; Enforceable by Separate Action. The indemnification and entitlement to advances of expenses provided by this Section 5.6 shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any agreement, vote of Members or otherwise, both as to action in that person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Member, employee, agent, trustee, partner or fiduciary and shall inure to the benefit of the heirs, executors and administrators of such a person. A right to indemnification required by this Section 5.6 may be enforced by a separate action against the Company, if an order for indemnification has not been entered by a court in any action, suit or proceeding in respect to which indemnification is sought.

     (e) Insurance. The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Member against any liability asserted against that person and incurred by that person in any such capacity, or arising out of that person's status as such, whether or not the Company would have the power to indemnify that person against such liability under this Section 5.6.

     (f)  Amendment.  Any amendment, modification or repeal of this Section
5.6 shall not deny, diminish or otherwise limit the rights of any person to indemnification or advance hereunder with respect to any action, suit or proceeding arising out of any conduct, act or omission occurring or allegedly occurring at any time prior to the date of such amendment, modification or repeal.

     (g) Indemnification by Members. A Member who takes any unauthorized action on or purportedly on behalf of the Company shall indemnify and hold the Company and the other Members harmless from any costs (including without limitation reasonable attorneys' fees) or damages incurred by any such indemnified parties as a result thereof. The Company and any Member entitled to indemnification under this Section 5.6(g) shall be entitled to set off against, withhold, proceed against or collect or receive from the Company, as applicable, all or any part of the indemnifying Member's Membership Interest, any amounts distributable with respect thereto or, following the withdrawal of such Member or the dissolution of the Company, any amounts payable to the indemnifying Member pursuant to this Operating Agreement, under an employment agreement or otherwise, in order to enforce its, his or her rights hereunder. The obligations of the Members hereunder shall survive the withdrawal of any Member as such and the dissolution or termination of the Company.

     5.7 Rights to Information. Members shall have the right to receive from the Company upon request a copy of the Articles of Organization and of this Agreement, as amended from time to time, and such other information regarding the Company as is required by the Act, subject to reasonable conditions and standards established by the Members, as permitted by the Act, which may include, without limitation, withholding or restrictions on the use of confidential information. Within 90 days after the end of each fiscal year the Company shall furnish to all Members such information as may be needed to permit Members to file their federal income tax returns and any required state and local income tax returns.

                            ARTICLE VI

                RIGHTS AND OBLIGATIONS OF MEMBERS

     6.1 Limitation of Liability. Except as otherwise provided in the Act, no Member of the Company shall be obligated personally for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of being a Member of the Company. No Member shall be personally liable to the Company or to its Members for breach of any fiduciary or other duty with respect to the business and affairs of the Company that does not involve (i) a breach of the duty of loyalty to the Company or its Members, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; or (iii) a transaction from which the Member derived an improper personal benefit. No Member shall have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of the liabilities or obligations of the Company or return distributions made by the Company except as required by the Act or other applicable law; provided, however, that Members are responsible for their failure to make required Capital Contributions under Sections 8.1 and 8.2. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Operating Agreement or the Act shall not be grounds for making its Members responsible for the liabilities of the Company.

     6.2 List of Members. Upon written request of any Member, the Company shall provide a list showing the names, addresses and Membership Interests of all Members.

     6.3 Priority and Return of Capital. Except as may be expressly provided in Article IX hereof, no Member shall have priority over any other Member, either as to the return of Capital Contributions or as to Net Profits, Net Losses or distributions; provided that this Section shall not apply to loans (as distinguished from Capital Contributions) which a Member has made to the Company.

     6.4 Obligations of Initial Members. In addition to its remaining obligations as a Member hereunder, AllEnergy Marketing Company, LLC ("AllEnergy") is expected to provide to the Company, through AllEnergy personnel, expertise in marketing, sales and energy management. In addition to its remaining obligations as a Member hereunder, Dead River Company ("Dead River") is expected to provide to the Company, through Dead River personnel, expertise in operations and customer service, sales and installation of energy consuming products, and acquisition and operation of retail operating companies. Each of Dead River and AllEnergy shall assist the Company in the procurement of fuel oil and other products to be sold by the Company. The Members are expected to limit the provision of the required services to those approved in the annual operating budget. Notwithstanding the foregoing, the costs incurred by Members so providing these services shall be reimbursed by the Company pursuant to Section 6.6.

     6.5 Withdrawal. Except as provided in Article X, no Member may withdraw or resign from the Company without the consent of the other Members holding a majority of the Capital Units, not including the Capital Units of the withdrawing or resigning Member.

     6.6 Right to Reimbursement. Each of the Members shall be entitled to be reimbursed for the cost of services provided to the Company within 30 days of submission of proof of such costs to the Company for the actual cost (including an overhead allocation) in accordance with the Public Utility Holding Company Act of 1935 ("PUHCA"), to the extent applicable for services provided to the Company by the employees of the Member. All costs for services rendered to the Company by any Member must have been approved in the annual operating budget of the Company.

     6.7 Sale of AllEnergy Products. AllEnergy shall make available to the Company and its subsidiaries, through commission sales arrangements or otherwise, on terms to be agreed, AllEnergy products for sale by the Company and its subsidiaries to their customers. Unless otherwise agreed, the Company and its subsidiaries will be paid commissions on the sale of AllEnergy products on a basis not less favorable than that afforded to independent commissioned sales agents under similar circumstances, but subject to any applicable limitations imposed by PUHCA. The Company shall actively promote AllEnergy products and services and will not sell or offer for sale any products or services competing with the AllEnergy products and services available for sale by it.

     6.8 AllEnergy Trademarks. Upon execution of this Agreement, AllEnergy shall enter into the form of Trademark Licensing Agreement ("TLA") with the Company, attached hereto as Exhibit B. Pursuant to the terms of the TLA, the Company shall be permitted to market all of its goods and services for retail sale using the trademarks and trade names used by AllEnergy to market products of a similar nature. AllEnergy will cooperate with the Company to coordinate branding and marketing of the Company's products and services with the products and services offered by AllEnergy.

     6.9 Dead River's Manchester District. Dead River shall, within 60 days of the Effective Date, propose to the Company that the Company acquire the assets of Dead River's Manchester, New Hampshire District as its initial acquisition of a fuel oil and propane business, with the intention that the Company will be presented the opportunity to purchase that business at its fair market value. The parties will in good faith attempt to agree on the fair market value of such business. All costs of due diligence in connection with the proposed acquisition shall be paid by the Company.

                           ARTICLE VII

                       MEETINGS OF MEMBERS

     7.1 Meetings. Meetings of the Members for any purpose may be called by any Member or Members holding at least thirty percent (30%) of the Capital Units.

     7.2 Place of Meetings. The Person or Persons calling a meeting pursuant to Section 7.1 hereof may designate any place within the New England states as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company.

     7.3 Notice of Meetings. Written notice stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called shall be delivered not less than twenty (20) nor more than sixty (60) days before the date of the meeting, either personally or by mail, by or at the direction of the Members or Person(s) calling the meeting, to each Member entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered three (3) business days after being deposited in the United States mail, addressed to the Member at its address as it appears on the books of the Company, with postage thereon prepaid.

     7.4 Meeting of all Members. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice, and at such meeting lawful action may be taken.

     7.5 Record Date. For the purpose of determining Members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or Members entitled to receive payment of any distribution, the date on which notice of the meeting is mailed or the date on which the resolution declaring such distribution is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section, such determination shall apply to any adjournment thereof.

     7.6 Quorum. Members holding at least a majority of the Capital Units of all Members, represented in person or by proxy, shall constitute a quorum at any meeting of Members. In the absence of a quorum at any such meeting, a majority of the Capital Units so represented may adjourn the meeting from time to time for a period not to exceed 60 days without further notice. However, if the adjournment is for more than 60 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Member of record entitled to vote at the meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during such meeting of that number of Capital Units whose absence would cause there to be present less than a quorum.

     7.7 Manner of Acting. If a quorum is present, the affirmative vote of Members holding a majority of the Capital Units represented in person or by proxy shall be the act of the Members, unless the vote of a greater or lesser proportion or number is otherwise required by the Act, by the Articles of Organization, or by this Operating Agreement. Unless otherwise expressly provided herein or required under applicable law, Members who have an interest (economic or otherwise) in the outcome of any particular matter upon which the Members vote or consent may vote or consent upon any such matter and their Capital Unit, vote or consent, as the case may be, shall be counted in the determination of whether the requisite matter was approved by the Members.

     7.8 Proxies. At all meetings of Members a Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Such proxy shall be filed with the Members before or at the time of the meeting. No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

     7.9 Action by Members Without a Meeting. Action required or permitted to be taken at a meeting of Members may be taken without a meeting if the action is evidenced by one or more written consents describing the action taken, signed by a sufficient number of Members or Members holding the requisite Capital Units, as applicable, whose vote is necessary for the taking of the action described therein and delivered to the Members for inclusion in the minutes or for filing with the Company records. Action taken under this
Section is effective when Members in the requisite number or holding the requisite Capital Units, as applicable, have signed the consent, unless the consent specifies a different effective date. The record date for determining Members entitled to take action without a meeting shall be the date the first Member signs a written consent. Notice of all actions so taken will be given as soon as practicable to all Members.

     7.10 Waiver of Notice. When any notice is required to be given to any Member, a waiver thereof in writing signed by the person entitled to such notice, whether before, at, or after the time stated therein, shall be equivalent to the giving of such notice.

     7.11 Telephonic Meetings. Any Member may participate in a meeting of the Members by means of conference telephone or similar communications equipment which permits all persons participating in the meeting to hear each other, and participation in the meeting by means of such equipment shall constitute presence in person at such meeting.

                           ARTICLE VIII

           CONTRIBUTIONS TO THE COMPANY AND CAPITAL
                    ACCOUNTS; ANNUAL BUDGETS

     8.1 Members' Initial Capital Contributions. Each Member shall contribute, on or prior to December 31, 1997 the amount of cash and, if applicable, other property set forth and identified as the Initial Capital Contribution on Exhibit A hereto as its initial Capital Contribution.

     8.2  Additional Capital Contributions.

     (a)  Except as provided in Section 8.2(b):

          No Member shall be required to make any Capital Contribution in addition to those contemplated by Section 8.1;

               (i) No Member shall be permitted to make any Capital Contributions in addition to those contemplated by Section 8.1 hereof unless Members holding a Supermajority Interest vote to permit such additional Capital Contributions; and

               (ii)In the event that Members holding a Supermajority Interest vote to permit additional Capital Contributions as provided herein (other than those required by Section 8.2(b) hereof), the Members shall have the opportunity (but not the obligation) to participate in such additional Capital Contributions on a pro rata basis in accordance with their Capital Units. No additional Capital Contributions (including those made pursuant to Section 8.2(b)) may be made other than in cash without the approval of Members holding a Supermajority Interest.

     (b) Each Member shall contribute from time to time, as an additional Capital Contribution, (i) such Member's pro-rata portion of the amount necessary to fund the annual operating budget of the Company after accounting for revenues of the Company (as said budget is approved by the Members holding a Majority Interest, and in the event that no annual operating budget is approved the annual operating budget shall be equal to the Base Annual Operating Budget plus 5%) up to a maximum amount of $500,000.00 per Member for each annual operating budget; and (ii) such Member's pro-rata portion of amounts as are necessary to fund any acquisition of fuel oil or propane businesses located within the Target Territory which are approved by the Members, in either case subject to an aggregate limit equal to that Member's Aggregate Required Additional Capital Contribution as shown on Exhibit A.
Each such additional Capital Contribution shall be made in a timely fashion so that the Company will have funds when needed for the purpose for which the contribution is to be made. Notwithstanding the foregoing, in the case of additional Capital Contributions to fund business acquisitions, each Member's additional Capital Contribution shall be limited to the pro-rata portion (based upon that Member's Capital Units) of the equity contribution necessary to consummate the acquisition of said business, absent contrary approval by Members holding a Supermajority Interest. For purposes of this subsection, the term "Base Annual Operating Budget" shall mean the most recent annual operating budget of the Company.

     (c) Once the Members have made their Aggregate Required Additional Capital Contribution and the Members holding a majority interest agree that further Capital Contributions are needed in excess of the Aggregate Required Additional Capital Contribution to make any additional acquisition, the obligation under Section 5.5 hereof to present acquisition opportunities to the Company shall be suspended unless and until the Members agree to increase their capital contributions in an amount sufficient to enable the Company, together with any other available resources, to make such acquisitions.

     (d) For as long as AllEnergy is a Member of the Company, all Capital Contributions required to be made pursuant to this Operating Agreement will be made in compliance with the requirements of PUHCA, to the extent applicable.

     8.3 Annual Budget. The budget for the first Fiscal Year of the Company, shall be agreed upon by the Members no later than 15 days after the Effective Date. The Members shall, at least 60 days before the beginning of each subsequent Fiscal Year, determine a budget for the Company for the next Fiscal Year (the budget for the Company's first Fiscal Year and each subsequent budget, each an "Annual Budget"). Each Annual Budget shall include a projected profit and loss statement, cash flow statement and balance sheet for the next Fiscal Year, and shall specify and quantify capital expenditures.

     8.4  Capital Accounts.

     (a) A separate Capital Account shall be maintained for each Member in accordance with the capital accounting rules of Section 704(b) of the Code. The beginning balance in each Member's Capital Account shall be the amount of such Member's initial Capital Contribution made pursuant to Section 8.1 above (as set forth on Exhibit A hereto). Thereafter, a Member's Capital Account shall be credited with (i) the amount of any subsequent Capital Contribution to the Company by such Member; (ii) such Member's distributive share of Company Net Profits; (iii) all items of income and gain allocated to such Member pursuant to Section 9.2 (other than paragraph (f) thereof); and (iv) such other amounts as may be required for the Capital Account to be determined and maintained in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations (including Section 1.704-1(b)(2)(iv)(g) thereof). A Member's Capital Account shall be debited with (i) such Member's distributive share of items of Company Net Losses; (ii) all items of loss and deduction allocated to such Member pursuant to Section 9.2 (other than paragraph (f) thereof); (iii) the amount of cash or the fair market value of any property distributed from the Company to such Member (reduced by the amount of debt, if any, assumed by such Member in connection with the distribution); and (iv) such other amounts as may be required for the Capital Account to be determined and maintained in accordance with the rules of Section 1.704-1(b)(2)(iv) of the Treasury Regulations (including Section 1.704-1(b)(2)(iv)(g) thereof). It is the parties' specific intent that Capital Accounts shall be maintained in accordance with the capital account maintenance rules contained in section

704(b) of the Code, including the regulations thereunder, and this Section 8.4(a) shall be construed and applied to achieve such result.

     (b) Upon liquidation of the Company (or any Member's Membership Interest), liquidating distributions will be made in accordance with the positive Capital Account balances of the Members, as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs. Liquidation proceeds will be paid in accordance with Section 12.3. The Company may offset damages for breach of this Operating Agreement by a Member whose interest is liquidated (either upon the withdrawal of the Member or the liquidation of the Company) against the amount otherwise distributable to such Member.

     (c) Except as otherwise required in the Act (and subject to Sections 8.1, 8.2 and 9.2), no Member shall have any liability to restore all or any portion of a deficit balance in such Member's Capital Account.

     8.5  Withdrawal or Reduction of Members' Contributions to Capital.

     (a) A Member shall not receive out of the Company's property any part of its Capital Contribution until all liabilities of the Company, except liabilities to Members on account of their Capital Contributions, have been paid or there remains property of the Company sufficient to pay them.

     (b) A Member, irrespective of the nature of its Capital Contribution, has only the right to demand and receive cash in return for its Capital Contribution.

                           ARTICLE IX

            ALLOCATIONS, INCOME TAX, DISTRIBUTIONS,
                     ELECTIONS AND REPORTS

     9.1 Allocations of Profits and Losses from Operations. The Net Profits and Net Losses of the Company for each Fiscal Year will be allocated among the Members in proportion to the Capital Units of the Members.

     9.2 Special Allocations to Capital Accounts and Certain Other Income Tax Allocations. Notwithstanding Section 9.1 hereof:

     (a) In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Sections 1.704-1(b)(2)(ii)(d)(4),
(5), or (6) of the Treasury Regulations, which create or increase a Deficit Capital Account of such Member, then items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income, and gain for such year and, if necessary, for subsequent years) shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Deficit Capital Account so created as quickly as possible. It is the parties' intent that this Section 9.2(a) be interpreted to comply with the alternate test for economic effect set forth in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

     (b) In the event any Member would have a Deficit Capital Account at the end of any Company taxable year, the Capital Account of such Member shall be specially credited with items of Membership income (including gross income) and gain in the amount of such excess as quickly as possible.

     (c)  With respect to any Member, notwithstanding the provisions of
Section 9.1, the amount of Net Losses for any taxable year that would otherwise be allocated to such Member pursuant to Section 9.1 shall not cause such Member to have a, or increase such Member's, Deficit Capital Account balance. Any Net Losses in excess of the limitation set forth in this Section 9.2(c) shall be allocated among the other Members pro rata, to the extent that each, respectively, is liable or exposed with respect to any debts or other obligations of the Company.

     (d) Notwithstanding any other provision of this Section 9.2, if there is a net decrease in the Company's minimum gain as defined in Treasury Regulation Section 1.704-2(d) during a taxable year of the Company, then the Capital Accounts of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) equal to that member's share of the net decrease in Company minimum gain. This
Section 9.2(c) is intended to comply with the minimum gain charge-back requirement of Section 1.704-2 of the Treasury Regulations and shall be interpreted consistently therewith. If in any taxable year that the Company has a net decrease in the Company's minimum gain, if the minimum gain charge-back requirement would cause a distortion in the economic arrangement among the Members and it is not expected that the Company will have sufficient other income to correct that distortion, the Members may in their discretion (and shall, if requested to do so by a Member) seek to have the Internal Revenue Service waive the minimum gain charge-back requirement in accordance with Treasury Regulation Section 1.704-2(f)(4).

     (e) Notwithstanding any other provision of this Section 9.2, if there is a net decrease in partner (Member) nonrecourse debt minimum gain, as defined in Treasury Regulation Section 1.704-2(i), during a taxable year of the Company, then the Capital Account of each Member shall be allocated items of income (including gross income) and gain for such year (and if necessary for subsequent years) in proportion to and to the extent of each such Member's share if any, of such net decrease in partner (Member) nonrecourse debt minimum gain, except to the extent that such allocation would not be required by Treasury Regulation Section 1.704-2(i)(4). This Section 9.2(e) is intended to comply with the partner (Member) nonrecourse debt minimum gain charge-back requirement of Section 1.704-2(i) of the Treasury Regulations and shall be interpreted consistently therewith.

     (f)  Items of Company loss, deduction and expenditures described in
Section 705(a)(2)(B) which are attributable to any nonrecourse debt of the Company and are characterized as partner (Member) nonrecourse deductions under
Section 1.704-2(i) of the Treasury Regulations shall be allocated to the Members' Capital Accounts in accordance with said Section 1.704-2(i) of the Treasury Regulations.

     (g) Beginning in the first taxable year in which there are allocations of "nonrecourse deductions" (as described in Section 1.704-2(b) of the Treasury Regulations) such deductions shall be allocated to the Members in the same manner as Net Profit or Net Loss is allocated for such period.

     (h) In accordance with Section 704(c)(1)(A) of the Code and Section 1.704(b)(2)(iv)(g) of the Treasury Regulations, if a Member contributes property or is deemed to contribute property pursuant to Treasury Regulation
Section 1.704-1(b)(2)(iv)(g) with a Gross Asset Value that differs from its adjusted basis at the time of contribution (or deemed contribution), income, gain, loss and deductions with respect to the property shall, solely for federal income tax purposes (and not for Capital Account purposes), be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company and its Gross Asset Value as of the beginning of the relevant taxable year (or portion thereof).

     (i) Any credit or charge to the Capital Accounts of the Members pursuant to Sections 9.2 (a), (b), (c), (d), (e), (f) and/or (g) hereof shall be taken into account in computing subsequent allocations of Net Profits and Net Losses pursuant to Section 9.1, so that the net amount of any items charged or credited to Capital Accounts pursuant to Sections 9.1 and 9.2 (a),
(b), (c), (d), (e), (f) and/or (g) and shall to the extent possible, be equal to the net amount that would have been allocated to the Capital Account of each Member pursuant to the provisions of this Article IX if the special allocations required by Sections 9.2 (a), (b), (c), (d), (e), (f) and/or (g) hereof had not occurred.

     9.3 Distributions. All distributions of Distributable Cash shall be made to the Members pro rata in proportion to the respective interests of the Members in Net Profits and Net Losses as set forth in Section 9.1 on the record date of such distribution. Except as provided in Section 9.5, all distributions of Distributable Cash and property shall be made at such time as determined by a majority of the Members. All amounts withheld pursuant to the Code or any provisions of state or local tax law with respect to any payment or distribution to the Members from the Company shall be treated as amounts distributed to the relevant Member or Members pursuant to this Section 9.3.

     9.4 Distributions for Taxes. Subject to the provisions of Section 9.5, the Company shall annually distribute to each Member an amount of cash sufficient in amount to pay any state and federal income taxes on income earned by the Company and allocated to such Member, based upon the assumption that each Member pays federal and state income taxes at the marginal rate then applicable to the Member whose marginal combined federal and state income tax rate (taking into account the deductibility of state income taxes for federal income tax purposes) is the highest of any Member.

     9.5 Limitation Upon Distributions. No distribution shall be declared and paid if, in the determination of a majority of the Members, after giving effect to the distribution:

     (a) the Company would not able to pay its debts as they become due in the usual course of business; or

     (b) all liabilities of the Company, other than liabilities to Members on account of their Membership Interests and liabilities for which the recourse of creditors is limited to specified property of the Company, would exceed the fair value of the Company's assets, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the Company's assets only to the extent the fair value of that property exceeds that liability.

     9.6 Accounting Principles. For financial accounting purposes (but not for federal income tax or Capital Account maintenance purposes) the profits and losses of the Company shall be determined in accordance with generally accepted accounting principles applied on a consistent basis.

     9.7 Interest On and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to return of its Capital Contribution, except as otherwise specifically provided for herein, and any return of the Capital Contributions of any Member shall be made solely from the assets of the Company and only in accordance with the terms of this Agreement.

     9.8 Returns and other Elections. The Company shall prepare and timely file all tax returns required to be filed by the Company pursuant to the Code and all other tax returns and other reports deemed necessary and required in each jurisdiction in which the Company does business, including without limitation, all sales and use tax filings and annual reports with the Secretary of State. Copies of such returns and other reports, or pertinent information therefrom, shall be furnished to the Members within 90 days after the end of the Company's Fiscal Year, and in any event, as soon as they are available.

     9.9 Taxation as Partnership. Notwithstanding section 9.8 of this Operating Agreement, Members shall make any elections and take any and all other actions necessary to cause the Company to be taxed as a partnership under the Code. In the event that the Company's counsel or accountants advise that, as a result of any change in applicable laws or regulations, or administrative or judicial interpretations thereof, or otherwise, it is necessary or desirable to amend the terms of this Operating Agreement or of the Articles of Organization in order to preserve or protect the Company's treatment as a partnership for tax purposes, then

          (i) the Members shall make such amendments to this Operating Agreement or the Articles of Organization, as the case may be, that preserve and protect such partnership status, and which secondarily preserve the economic arrangement among the parties to the greatest extent possible, and which tertiarily preserve the management structure of the Company to the greatest extent possible; and

          (ii) all Members agree to vote for and approve any such amendments.

     9.10 Tax Representation, Elections. The Members may designate one of the Members to prepare and file (or have prepared and filed) all required returns for federal, state and local tax purposes, and to serve as the "Tax Matters Partner" of the Company for purposes of Section 6231(a)(7) of the Code, with power to manage and represent the Company in any administrative proceeding of the Internal Revenue Service. Any elections which may or are required to be made by the Company for tax purposes, whether on a federal, state or local return, or otherwise, shall be determined by Members holding a Majority Interest.

                           ARTICLE X

                        TRANSFERABILITY

     10.1 General. Except as otherwise specifically provided herein, without the affirmative vote of Members holding a majority of the Capital Units of all Members (excluding the Capital Units of the Transferring Member) a Member (the "Transferring Member") shall not have the right to:

     (a) sell, assign, transfer, exchange, mortgage, pledge or hypothecate, or otherwise transfer for consideration (collectively, "sell" or "sale"); or

     (b) gift, bequeath or otherwise transfer for no consideration whether or not by operation of law, except in connection with bankruptcy, insolvency and similar proceedings (collectively "gift"), all or any part of its Membership Interest.

     Notwithstanding the foregoing, a Member may transfer all of its Membership Interest to any person or entity directly or indirectly controlling, controlled by, or under common control with such Member, provided that such transferee consents to becoming a Member of the Company and to be bound by the terms of this Operating Agreement and provided further, that in the reasonable judgment of the other Members, such transfer will not have a material adverse effect on the Company, its financial condition, or its operations.

     Each Member hereby acknowledges the reasonableness of the restrictions on sale and gift of Membership Interests imposed by this Operating Agreement in view of the Company's purposes and the relationship of the Members. Accordingly, the restrictions on sale and gift contained herein shall be specifically enforceable. Any transfer or attempted transfer of Membership Interests other than in strict accordance with the terms hereof shall be void and of no effect. In the event that any Member pledges or otherwise encumbers any of its Membership Interest as security for repayment of a liability, any such pledge or hypothecation shall be made pursuant to a pledge or hypothecation agreement that requires the pledgee or secured party to be bound by all the terms and conditions of this Article X.

     10.2  Right of First Refusal.

     (a) A Member (the "Selling Member") which desires to sell all or any portion of its Membership Interest in the Company shall so notify the other Members (the "Offeree Members") and if requested by one or more of the Offeree Members, engage in good faith negotiations with the Offeree Members to sell its interest to the Offeree Members. If after 30 days following the giving of such notice, the Selling Member and the Offeree Members are unable to agree upon the sale of the interest of the Selling Member to one or more Offeree Members, then the Selling Member shall be free to seek other purchasers for its Membership Interest. Prior to selling such Membership Interest, however, the Selling Member shall give written notice to the Offeree Members by certified mail or personal delivery of the terms and conditions under which the Selling Member is offering to sell such interest, and a list of prospective purchasers of such interest (the "Prospective Purchasers"). The Offeree Members shall have the right to purchase all (but not less than all) of the interest proposed to be sold by the Selling Member upon the same terms and conditions as stated in the aforesaid written notice by giving written notification to the Selling Member, by certified mail or personal delivery, of its or their intention to do so within thirty (30) days after receipt of written notice from the Selling Member. The interest proposed to be sold shall be subject to purchase by the Offeree Members, in whole but not in part, pro rata in accordance with the then relative percentage interests of the Members electing to purchase such Membership Interest. If the Offeree Members fail to so notify the Selling Member of its or their desire to exercise this right of first refusal within said period, the right of first refusal shall terminate and the Selling Member shall, for a period of 180 days following expiration of the 30 day notice period be entitled to sell its Membership Interest to any one or more of the Prospective Purchasers on terms substantially the same as those set forth in the notice given to the Offeree Members, unless a majority of interest of the Offeree Members, within said 30 day period, notify the Selling Member of its or their election to dissolve the Company, in which event the Company shall be dissolved in accordance with
Article 12 hereof.

     (b) In the event one or more Offeree Members give written notice to the Selling Member of its or their desire to exercise this right of first refusal and to purchase all of the Selling Member's interest in the Company which the Selling Member desires to sell upon the same terms and conditions as are stated in the Selling Member's written notice, such Offeree Members shall have the right to designate the time, date and place of closing, provided that the date of closing shall be within ninety (90) days after receipt by the Offeree Members of written notification from the Selling Member its desire to sell.

     (c) In the event of the purchase of the Selling Member's interest in the Company by a third party purchaser, and as a condition to recognizing the effectiveness and binding nature of any such sale and substitution of a new Member as against the Company or otherwise, the Company may require the Selling Member and the proposed purchaser to execute, acknowledge and deliver to the Company such instruments of transfer, assignment and assumption and such other certificates, representations and documents, and to perform all such other acts, which the Company may deem necessary or desirable to:

          (i) constitute such purchaser as a Member or successor-in-interest;

          (ii) confirm that the person desiring to be admitted as a Member, has accepted, assumed and agreed to be subject and bound by all of the terms, obligations and conditions of the Operating Agreement, as the same may have been further amended, including any payment obligations the Selling Member may have to the Company at the time of transfer;

          (iii) preserve the status of the Company as a foreign or domestic limited liability company after the completion of such sale, transfer, assignment, or substitution under the laws of each jurisdiction in which the Company is qualified, organized or does business;

          (iv) maintain the status of the Company as a partnership for federal tax purposes; and

          (v) assure compliance with any applicable state and federal laws including without limitation securities laws and regulations.

     (d) Any sale or gift of a Membership Interest or admission of a Member in compliance with this Article X shall be deemed effective as of the last day of the calendar month in which the remaining Members' consent thereto was given, or, if no such consent was required, then on such date that the donee or successor in interest complies with Section 10.2(c). The Transferring Member agrees, upon request of the Company, to execute such certificates or other documents and perform such other acts as may be reasonably requested by the Company from time to time in connection with such sale, transfer, assignment, or substitution. The Transferring Member hereby indemnifies the Company and the remaining Members against any and all loss, damage, or expense

(including, without limitation, tax liabilities or loss of tax benefits) arising directly or indirectly as a result of any transfer or purported transfer in violation of this Article X.

     (e) The foregoing right of first refusal may be waived, and consent to transfer of a Membership Interest may be given by vote of Members holding a Majority Interest (computed by excluding the Membership Interest of the Transferring Member).

     (f) A Member which is subject to a transfer of its Membership Interest by operation of law or pursuant to a judicial decree or settlement of judicial proceedings, other than a judicial decree or proceeding described in Section 10.3, shall be deemed to be a selling Member and be subject to the provisions of Section 10.2.

     10.3 Transfers by Operation of Law. (a) In the event that a Member (i) files a voluntary petition under any bankruptcy or insolvency law, or a petition for the appointment of a receiver, or makes an assignment for the benefit of creditors, or (ii) is subjected involuntarily to such a petition or assignment, or to an attachment or other legal or equitable interest with respect to its Membership in the Company, and such involuntary petition, or assignment, attachment or other interest is not discharged within thirty (30) days after its date, said Member shall be deemed to have offered all of his or her Membership Interest to the Company as provided in this Section 10.3. Such offer shall be irrevocable for a period of ninety (90) days and within said time period the Company may, by delivering a written notice of acceptance to such Member, accept the offer in respect of all, but not less than all, of said Membership Interest. If the Company does not elect to purchase all of the Membership Interest of such Member, such Membership Interest shall be deemed to have been offered to the remaining Members, individually, for an additional ninety (90) days following the ninety (90) day period during which the Company could purchase the Membership Interest. The Membership Interest shall be subject to purchase by the remaining Members pro rata in accordance with their then relative Percentage Interests. If the Company or the remaining Members do not notify said selling Member of its or their decision in respect of the Membership Interest within the applicable ninety (90) day offering period, said offer to sell shall be deemed not to have been accepted by the Company or the remaining Members, as the case may be.

     (b) Purchase Price. The purchase price at which the Company or a remaining Member, as the case may be, may elect to purchase all or a portion of a Membership Interest hereunder shall be a ratable portion of the lesser of
(i) the selling Member's Capital Account balance adjusted through the date of purchase and further adjusted by adjusting the Gross Asset Values of all Company assets to equal their fair market value as of such date, or (ii) the selling Member's Capital Contributions, in either case reduced by any unpaid Capital Contributions the Selling Member is required to pay pursuant to this Operating Agreement.

     (c) Payment of Purchase Price. If the Company or any remaining Members elect to purchase a Membership Interest in accordance with the provisions of this Section 10.3, transfer of said Membership Interest shall be made at the office of the Company on a mutually satisfactory business day within thirty
(30) days of acceptance of the offer to sell by the Company, or the remaining Members, as the case may be. Delivery of instruments evidencing such transfer to the Company or the remaining Members, as the case may be, shall be made upon receipt by the selling Member of cash representing the aggregate purchase price for the Membership Interest.

     (d) Withdrawal of Members if No Purchase. In the event that all or any portion of the Membership Interest subject to purchase pursuant to this
Section 10.3 is not so repurchased, the Member owning such Membership Interest shall be deemed to have withdrawn as a Member in compliance with Section 6.5 hereof and shall receive a distribution from the Company equal to the amount specified in Section 10.3(b), unless the Company is dissolved within 60 days of such withdrawal, in which case such Member will receive the amount determined under Article XII.

                           ARTICLE XI

                       ADDITIONAL MEMBERS

     From the date of the formation of the Company, any Person or Entity may become a Member in the Company upon execution of all necessary documentation to bind such person or entity to the terms of this Operating Agreement either
(i) upon approval by Members holding a Supermajority Interest by the issuance by the Company of Membership Interests for such consideration as Members holding a Supermajority Interest shall determine, or (ii) as a transferee of a Member's Membership Interest or any portion thereof, upon approval of holder of a majority of the Capital Units other than those held by the Transferring Member, subject to the terms and conditions of this Operating Agreement. No new Members shall be entitled to any retroactive allocation of losses, income or expense deductions incurred by the Company. The Members may, at their option, at the time a Member is admitted, close the Company books (as though the Company's tax year had ended) or make pro rata allocations of loss, income and expense deductions to a new Member for that portion of the Company's tax year in which a Member was admitted in accordance with the provisions of
Section 706(d) of the Code and the Treasury Regulations promulgated thereunder.

                          ARTICLE XII

                  DISSOLUTION AND TERMINATION

     12.1  Dissolution.

     (a) The Company shall be dissolved upon the occurrence of any of the following events:

          (i) the expiration of the Term as set forth in Section 2.5.

          (ii) the election of a majority of interest of Offeree Members under Section 10.2(a).

          (iii) the written agreement of Members holding a Supermajority
     Interest;

          (iv) the sale or other disposition of all or substantially all of the assets of the Company or the permanent cessation of the Company's business operations; or

          (v) any other cause resulting in dissolution under the Act provided however, that except as provided above, the Company shall have perpetual existence so long as it has the minimum number of Members required by the Act, and it shall not be dissolved and its affairs shall not be wound up as a result of the death, insanity, retirement, resignation, expulsion bankruptcy or dissolution of a Member, or the occurrence of any other event which terminates the membership of a Member in the Company, and in any such event the existence of the Company shall continue without further consent of the Members, unless the Members otherwise determine. If any action or occurrence leaves the Company with less than the minimum number of Members required by the Act, the existence of the Company shall nevertheless be continued if the last remaining Member shall agree in writing to continue the existence of the Company and to the admission of any other person as a Member of the Company.

     (b) As soon as possible following the occurrence of any of the events specified in this Section 12.1 effecting the dissolution of the Company, the appropriate representative of the Company shall execute a statement of intent to dissolve in such form as shall be prescribed by the Act and file same with the office of the Secretary of State.

     (c) If a Member who is an individual dies or a court of competent jurisdiction adjudges him to be incompetent to manage his person or his property, the Member's executor, administrator, guardian, conservator, or other legal representative ("Successor") may exercise all of the Member's rights for the purpose of settling his estate or administering his property, provided, however, that for purposes of Section 10.2, 10.3, Article XI and
Section 12.1(a)(iii), the Successor shall not be considered a Member and shall have no right to vote, approve or consent to any matter pursuant to such provisions and for purposes of determining voting requirements any Capital Units held by the successor shall be deemed to be not outstanding.

     12.2 Effect of Filing of Dissolving Statement. Upon the filing of a statement of intent to dissolve with the Secretary of State, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but its separate existence shall continue until a certificate of cancellation has been issued by the Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

     12.3  Winding Up, Liquidation and Distribution of Assets.

     (a) Upon dissolution, the Members shall immediately proceed to wind up the affairs of the Company in accordance with the requirements of the Act and other applicable law. In furtherance of the winding up of the Company, the Members shall:

          (i) sell or otherwise liquidate all of the Company's assets as promptly as practicable (except to the extent the Members may determine to distribute any assets to the Members in kind);

          (ii) discharge or make reasonable provision for all liabilities of the Company, including liabilities to Members who are also creditors (other than liabilities to Members for distributions and the return of capital) and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company (for purposes of determining the Capital Accounts of the Members, the amounts of such Reserves shall be deemed to be an expense of the Company);

          (iii) distribute the remaining assets of the Company in the following order of priority:

               (1) To each Member, with respect to the cumulative amount of all accrued but unpaid pre-dissolution distributions for which the Company is liable to such Member, the amount of such liability;

               (2) To each Member, with respect to his unreturned capital contribution, an amount equal to the positive balance (if any) in his Capital Account (as determined after taking into account all Capital Account adjustments for the Company's taxable year during which the liquidation occurs), or, if the assets available to be distributed hereunder are insufficient to cover the aggregate of the Members' positive balances, a proportionate amount based upon the relative positive balances of the Members; and

               (3) To each Member with respect to his Membership Interest, a proportionate share of the remaining assets equal to its proportionate share of Capital Units.

     (b) The Members shall cause an accounting to be made by the Company's independent accountants of the accounts of the Company and of the Company's assets, liabilities and operations, from the date of the last previous accounting until the date of dissolution.

     (c) If any assets of the Company are distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold to the Members in proportion to their Capital Units as of the date of dissolution for their fair market value, and the Capital Accounts of the Members shall be adjusted to reflect such deemed sale.

     (d) Notwithstanding anything to the contrary in this Agreement, upon a liquidation, if any Member has a Deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any Capital Contribution, and the negative balance of such Member's Capital Account shall not be considered a debt owed by such Member to the Company or to any other person for any purpose whatsoever.

     12.4 Certificate of Cancellation. Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated and the Members shall forthwith file with the Secretary of State a certificate of cancellation. Thereafter, the Members, as liquidating trustees, shall have authority to distribute any Company property discovered after termination, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

     12.5 Return of Capital Contribution - Nonrecourse. Except as provided by law or as expressly provided in this Agreement, upon dissolution, each Member shall look solely to the assets of the Company for the return of his

Capital Contribution. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Contribution of a Member, such Member shall have no recourse against any other Member.

     12.6 Breach of Operating Agreement; Remedies; Survival. The parties agree and acknowledge that, in addition to any other remedies specifically set forth herein, in the event of a breach of any provision of this Operating Agreement by a Member, the Company and the non-breaching Members shall be entitled to receive from the breaching Member any and all damages suffered by them as a result of such breach, together with all expenses incurred in connection with the enforcement of this Operating Agreement and the collection of such damages, including reasonable attorneys' fees. Without limitation of any other means of recourse, in order to collect any amounts owing hereunder, the Company and such non-breaching Members shall be entitled to set off against, withhold, proceed against or collect or receive directly from the Company, as applicable, all or any part of the breaching Member's Membership Interest, any distributions with respect thereto and, following the withdrawal of such Member or the dissolution of the Company, any amounts payable to the breaching Member pursuant to this Operating Agreement. The obligations of the Members hereunder shall survive the withdrawal of any Member and the dissolution or termination of the Company.

                          ARTICLE XIII

                   ARBITRATION AND INJUNCTION

     Any and all disputes arising out of, under, in connection with, or relating to this Operating Agreement, the breach or any alleged breach thereof, including disputes regarding the Capital Accounts or any Termination of Membership for Cause, which cannot be settled through good faith negotiations or other agreed upon procedures, shall be settled by arbitration conducted in accordance with the rules and regulations of the American Arbitration Association. Because of the unique relationship of the Members in the Company and the unique value of their interests therein, this provision for arbitration shall not prevent any party from applying for and obtaining injunctive relief (i) as provided in Section 10.1, or (ii) in instances where, in the absence thereof, the rights of such party cannot be adequately protected by an arbitrator's award. Unless the parties otherwise agree, the arbitration proceedings shall be conducted before a three-person arbitration panel. Each party shall select an arbitrator within 20 business days of the first written demand for arbitration. If a party fails to designate an arbitrator within such time, the other party may designate two arbitrators. The arbitrators shall then promptly designate a third arbitrator, who shall be a neutral arbitrator and chairman of the panel. All arbitrators appointed shall be individuals knowledgeable about public accountancy. No member of the arbitration panel may be an attorney representing any party to such proceeding. The arbitration shall be held in Boston, Massachusetts, unless otherwise agreed. Each party shall share equally the costs and fees of such arbitration, including compensation to the arbitrators for their time spent in arriving at their determination. The award rendered by the arbitrators shall be final and binding, and judgment may be entered upon the award in accordance with applicable law in any court of competent jurisdiction.

                          ARTICLE XIV

                    MISCELLANEOUS PROVISIONS

     14.1 Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an executive officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member's and/or Company's address, as appropriate, which is set forth in this Operating Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given three business days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid.

     14.2 Books of Account and Records. The Company shall maintain all records and documents required by and in accordance with the Act. Proper and complete records and books of account shall be kept or shall be caused to be kept by the Members or officers of the Company in which shall be entered fully and accurately all transactions and other matters relating to the Company's business in such detail and completeness as is customary and usual for businesses of the type engaged in by the Company, and in accordance with generally accepted accounting principles. The books and records shall be at all times be maintained at the principal executive office of the Company and shall be open to the reasonable inspection and examination of the Members, or their duly authorized representatives, during reasonable business hours. The Company shall be audited annually by independent auditors chosen by Members and the audited financial statements of the Company shall be made available to the Members within 90 days of the end of each fiscal year or as soon thereafter as such statements are available to the Company.

     14.3 Application of Maine Law. This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Maine.

     14.4 Amendments. Other than as expressly provided herein, this Operating Agreement may not be amended except by the written consent of Members holding at least a Supermajority Interest; provided, however, that no such amendment may be effected that would require any additional Capital Contributions without the written consent of each Member, and further provided that Section 14.15 shall not be amended without the consent of AllEnergy, so long as it is a Member.

     14.5 Execution of Additional Instruments. Each Member hereby agrees to execute such other and further statements of interest and holdings, designations, powers of attorney and other instruments necessary to comply with any laws, rules or regulations.

     14.6 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

     14.7 Headings and Pronouns. The headings in this Operating Agreement are inserted for convenience and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof. All pronouns and only variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural as the identity of the Person or Persons may require.

     14.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

     14.9 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

     14.10 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application there of shall not be affected and shall be enforceable to the fullest extent permitted by law.

     14.11 Heirs, Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

     14.12 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company except as required by the Act.

     14.13 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

     14.14 Integration. This Operating Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and thereof, and supersedes any and all prior oral or written agreements or understandings with respect thereto.

     14.15 The Members acknowledge that AllEnergy and the Company are subject to regulation by the U.S. Securities and Exchange Commission (the "SEC") under PUHCA and that AllEnergy is acquiring an interest in the Company as an "energy related company" pursuant to the exemption of Rule 58 promulgated under PUHCA. The Members agree that the Company shall not undertake or pursue any business activity (including, without limitation, the acquisition of Target Companies) unless such business activity is one that may be undertaken by an "energy related company" as such term is defined under such Rule 58; provided, however, that, notwithstanding the foregoing, the Company may undertake a business activity if (i) such business activity is specifically authorized by an order of the SEC issued under PUHCA, or (ii) in the opinion of counsel to AllEnergy, PUHCA is no longer applicable to the Membership Interest of AllEnergy.

     14.16 Publicity. No Member shall make any press release or other public statements concerning the Company or its business without the consent of the other Members.

     14.17 Confidentiality. Each Member recognizes that the confidential and proprietary information of each other Member constitutes a valuable asset and agrees that a Member's confidential and proprietary information shall remain the exclusive property of such Member. No Member shall use or disclose to any third party any confidential information of another Member without that Member's express written consent. For purposes hereof, confidential information shall mean all financial and business information, marketing plans, trade secrets, customer lists and other information concerning a Member which is not known to the public generally. This Section 14.17 shall survive termination of this Operating Agreement and may not be amended or modified without the consent of all Members.

     IN WITNESS WHEREOF, the Members have signed and sealed this Operating Agreement as of the date first written above.

                                   MEMBERS

WITNESS                            DEAD RIVER COMPANY

                                   By:
                                   Its

                                   ALLENERGY MARKETING COMPANY, LLC

                                   By:
                                   Its

                           EXHIBIT A
                               TO

                         AEDR FUELS LLC

                      OPERATING AGREEMENT



                         List of Members


Name         Address       Initial Cash              Aggregate      Percentage
                           Capital      Required     Interest
                           Contribution Additional   (%)
                                        Capital


AllEnergy    95 Sawyer Road             $0           $10,000,000    50%
Marketing    Waltham, MA 02154
Company, LLC

Dead River   One Dana Street            $0           $10,000,000    50%
Company      P.O. Box 17577
             Portland, ME 04112-8755


As in effect from and after December __, 1997

                           EXHIBIT B

                               TO

                         AEDR FUELS LLC

                      OPERATING AGREEMENT

            [FORM OF TRADEMARK LICENSING AGREEMENT]